Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-2 of Goldman Sachs BDC, Inc. of our report dated March 2, 2016 relating to the consolidated financial statements, which appear in such Registration Statement. We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 2, 2016 relating to the senior securities table, which appears in Goldman Sachs BDC, Inc.’s Registration Statement on Form N-2, filed on November 8, 2016. We also consent to the reference to us under the headings “Senior Securities” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 23, 2016